Exhibit 4.3A

TESLA MOTORS, INC.

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) to that certain Registration Rights Agreement, dated as of January 20, 2010 (the “Rights Agreement”), by and between Tesla Motors, Inc., a Delaware corporation (the “Company”), and the United States Department of Energy (“DOE”), is entered into effective as of May 21, 2010 (the “Effective Date”). Capitalized terms not defined herein have the meanings set forth in the Rights Agreement.

RECITALS

WHEREAS, the Company and the DOE previously entered into the Rights Agreement;

WHEREAS, the Company has issued an additional warrant exercisable for up to an aggregate 15,300 shares of the Company’s common stock to the DOE (the “Additional Warrant”);

WHEREAS, the Company and the DOE now desire to amend the terms of the Rights Agreement as set forth herein to include the shares issuable upon vesting and exercise of the Additional Warrant as Registrable Securities under the Rights Agreement;

WHEREAS, pursuant to Section 2.1 of the Rights Agreement, the Rights Agreement may be amended with the written consent of the Company the DOE.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, all of the parties hereto mutually agree as follows:

AGREEMENT

1.    Amendment to Section 1.1(c). Section 1.1(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(c) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Series E Preferred Stock issued or issuable upon exercise of the Warrant (such shares of Common Stock issuable upon exercise and/or conversion of the Warrant, the “Series E Warrant Shares”), (ii) the shares of Common Stock issued or issuable upon exercise of the warrant to purchase Common Stock dated May 21, 2010 (such shares of Common Stock issuable upon exercise of the Warrant, the “Common Warrant Shares” and together with the Series E Warrant Shares, the “Warrant Shares”) and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii); provided, however, that a given Warrant Share shall not be a Registrable Security hereunder until such time as a given share of Common Stock or Series E Preferred Stock (or the underlying share(s) of Common Stock if the Series E Preferred Stock has converted into Common Stock) become exercisable pursuant to the terms of the Warrant; and provided further, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction;”

2.    Consent to Amendment of Investors’ Rights Agreement. The DOE hereby acknowledges and consents to that certain Amendment to the Fifth Amended and Restated Investors’ Rights Agreement dated on or about May 20, 2010 pursuant to which additional warrants to purchase up to an aggregate of 300,000 shares of the Company’s common stock issued to certain of the Company’s Series E stockholders will be deemed “Registrable Securities” under the Fifth Amended and Restated Investors’ Rights Agreement.

3.    Governing Law; Waiver of Jury Trial.

      (a)        THIS AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, FEDERAL LAW AND NOT THE LAW OF ANY STATE OR LOCALITY. TO THE EXTENT THAT A COURT LOOKS TO THE LAWS OF ANY STATE TO DETERMINE OR DEFINE THE FEDERAL LAW, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH COURT SHALL LOOK ONLY TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS.

      (b)        THE PARTIES HERETO EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

4.    Rights Agreement. Wherever necessary, all other terms of the Rights Agreement are hereby amended to be consistent with the terms of this Amendment. Except as specifically set forth herein, the Rights Agreement shall remain in full force and effect

5.    Counterparts. This Agreement may be executed in counterparts of the parties hereof, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument. The parties may deliver such counterparts by facsimile or electronic transmission in Electronic Format. Each party hereto agrees to deliver a manually executed original promptly following such facsimile or electronic transmission.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

TESLA MOTORS, INC.

By:	/s/ Deepak Ahuja
	Name:	Deepak Ahuja
	Title:	Chief Financial Officer

UNITED STATES DEPARTMENT OF ENERGY

By:	/s/ Lachlan Seward
	Name:	Lachlan Seward
	Title:	Director, ATVM Loan Program

[Signature Page to Amendment to Registration Rights Agreement]